                                                                   EXHIBIT 28(a)


                       Securities and Exchange Commission
                             Washington, D.C., 20549
                                    Form 11-K

               [X] ANNUAL REPORT PURSUANT TO SECTION 15 (d) OF THE
                   SECURITIES EXCHANGE ACT OF 1934

                  For the calendar year ended December 31, 1999


                                       OR


             [ ] TRANSITION REPORT PURSUANT TO SECTION 15 (d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934


                 SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

                          CASH OR DEFERRED ARRANGEMENT
                              (Full Title of Plan)


                 Science Applications International Corporation
              10260 Campus Point Drive, San Diego, California 92121
               (Name of issuer of the securities held pursuant to
           the Plan and the address of its principal executive office)

                                    SIGNATURE

        The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Science Applications International Corporation Retirement Plans Committee duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             SCIENCE APPLICATIONS
                                             INTERNATIONAL CORPORATION
                                             CASH OR DEFERRED ARRANGEMENT


DATE       4-21-00                           /s/ Daniel W. Baldwin
     -------------------------------         -----------------------------------
                                             Daniel W. Baldwin

                                             Corporate Executive Vice President
                                             and Treasurer
                                             Retirement Plans Committee

--------------------------------------------------------------------------------

        SCIENCE APPLICATIONS
        INTERNATIONAL CORPORATION
        CASH OR DEFERRED
        ARRANGEMENT

        Financial Statements for the Years Ended December 31, 1999 and 1998, Supplemental Schedule for the Year Ended December 31, 1999, and Independent Auditors' Reports

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CASH OR DEFERRED ARRANGEMENT

TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                         PAGE
INDEPENDENT AUDITORS' REPORTS                                            1-2

FINANCIAL STATEMENTS AS OF DECEMBER 31, 1999 AND 1998
   AND FOR THE YEARS THEN ENDED:

   Statements of Net Assets Available for Benefits                       3

   Statements of Changes in Net Assets Available for Benefits            4

   Notes to Financial Statements                                         5-9

SUPPLEMENTAL SCHEDULE AS OF DECEMBER 31, 1999 AND
   FOR THE YEAR THEN ENDED:

   Schedule of Assets Held for Investment Purposes at End of Year        10


All other schedules required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 are omitted because of the absence of conditions under which they are required.

INDEPENDENT AUDITORS' REPORT


Retirement Plans Committee and Participants of the
Science Applications International Corporation
Cash or Deferred Arrangement:

We have audited the accompanying statement of net assets available for benefits of the Science Applications International Corporation Cash or Deferred Arrangement (the "Plan") as of December 31, 1999, and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 1999, and the changes in net assets available for benefits of the Plan for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the basic 1999 financial statements taken as a whole. The supplemental schedule listed in the Table of Contents is presented for the purpose of additional analysis and is not a required part of the basic 1999 financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. Such supplemental schedule has been subjected to the auditing procedures applied in our audit of the basic 1999 financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic 1999 financial statements taken as a whole.



/s/ DELOITTE & TOUCHE LLP

San Diego, California
April 21, 2000

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Retirement Plan's Committee
and Participants of the Science Applications
International Corporation Cash or Deferred Arrangement

In our opinion, the accompanying statement of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Science Applications International Corporation Cash or Deferred Arrangement (the "Plan") at December 31, 1998, and the changes in net assets available for benefits for the year ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. We have not audited the financial statements of the Science Applications International Corporation Cash or Deferred Arrangement for any period subsequent to December 31, 1998.


/s/ PricewaterhouseCoopers LLP

San Diego, California
April 15, 1999

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CASH OR DEFERRED ARRANGEMENT


STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------


ASSETS                                           1999                    1998

INVESTMENTS - At fair value:
  SAIC Class A Common Stock                $  729,147,000          $  512,183,000
  Vanguard Funds                              664,077,000             488,869,000
  Participant loans                            28,353,000              24,581,000
                                           --------------          --------------
           Total investments                1,421,577,000           1,025,633,000
                                           --------------          --------------

RECEIVABLES:
  Participant contributions                     2,955,000               2,511,000
  Company contributions                           503,000                 432,000
                                           --------------          --------------
           Total receivables                    3,458,000               2,943,000
                                           --------------          --------------
TOTAL ASSETS                                1,425,035,000           1,028,576,000
                                           --------------          --------------

LIABILITIES

Accrued plan expenses                              36,000                  28,000
                                           --------------          --------------

NET ASSETS AVAILABLE FOR BENEFITS          $1,424,999,000          $1,028,548,000
                                           ==============          ==============


   The accompanying notes are an integral part of these financial statements.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CASH OR DEFERRED ARRANGEMENT


STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------


ADDITIONS                                                  1999                 1998

NET INVESTMENT INCOME:
  Net appreciation in fair value of investments       $  223,674,000       $  229,738,000
  Interest and dividends                                  38,559,000           27,187,000
                                                      --------------       --------------
           Total investment income                       262,233,000          256,925,000
                                                      --------------       --------------
Contributions:
  Participant                                            119,392,000           93,405,000
  Employer                                                20,807,000           14,783,000
                                                      --------------       --------------
           Total contributions                           140,199,000          108,188,000
                                                      --------------       --------------
Net transfers from other plans                            34,874,000
                                                      --------------       --------------
           Total additions                               437,306,000          365,113,000
                                                      --------------       --------------

DEDUCTIONS

Distributions to participants                             40,777,000           39,144,000
Plan expenses                                                 78,000              364,000
                                                      --------------       --------------
           Total deductions                               40,855,000           39,508,000
                                                      --------------       --------------
NET INCREASE                                             396,451,000          325,605,000

NET ASSETS AVAILABLE FOR BENEFITS:
  BEGINNING OF YEAR                                    1,028,548,000          702,943,000
                                                      --------------       --------------
  END OF YEAR                                         $1,424,999,000       $1,028,548,000
                                                      ==============       ==============


   The accompanying notes are an integral part of these financial statements.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CASH OR DEFERRED ARRANGEMENT

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------


1.      DESCRIPTION OF PLAN

        GENERAL - The Science Applications International Corporation Cash or Deferred Arrangement (the "Plan") is a defined contribution plan. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). The Plan consists of a deferred fund which is the fund in which assets acquired by the Plan in its function as a qualified Cash or Deferred Arrangement are held and accounted for. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

        The authority to control and manage the operation and administration of the Plan is vested in the Science Applications International Corporation ("SAIC" or the "Company") Retirement Plans Committee (the "Committee") whose members are the named fiduciaries for purposes of Section 402(a) of ERISA.

        ELIGIBILITY - Generally, employees of SAIC and its subsidiaries who have adopted the Plan are eligible to participate upon commencing employment, except for employees in groups designated as ineligible.

        CONTRIBUTIONS - The Plan permits participants to elect to defer up to 18% of their eligible compensation for the Plan year and to have such deferred amount contributed directly by the Company to the Plan. The Company, at its discretion, may make a matching contribution equal to a specified percentage of the aggregate amounts deferred by participants. The match is only provided on eligible participant deferrals of up to 10% of compensation. In 1999 and 1998, the Company contributed 50% of the first $2,000 of a participant's annual deferred compensation and 15% of such deferred compensation above $2,000. During 1999 and 1998, the Company matching contribution was allocated to the SAIC stock fund. In addition, the Company, at its discretion, may make an additional contribution to the Plan for the benefit of non-highly-compensated participants in order to comply with Section 401(k)(3) of the Internal Revenue Code. The Company made no additional contributions for the benefit of non-highly compensated participants during 1999 and 1998.

        The Company's contribution to the Plan is to be paid in cash unless the Company's Board of Directors determines to make the contribution in shares of SAIC Class A Common Stock (the "Common Stock") or another form. Contributions to the Plan cannot be in excess of the maximum amount deductible for federal income tax purposes.

        Employees hired prior to January 1, 1995 are immediately eligible for the Company matching contributions. Employees hired on or after January 1, 1995, who have elected to participate, are eligible for Company matching contributions if they have attained age 21 and have both 12 calendar months of employment and 850 hours of service.

        INVESTMENT FUNDS - Participants may direct the investment of their contributions to the following fund options offered by the Plan:

            Vanguard GNMA Fund - Invests in fixed income securities guaranteed by the U.S. government.

            Vanguard 500 Index Fund - Invests in common stocks.

            Vanguard Prime Money Market Fund - Invests in money market instruments.

            Vanguard Short-Term Federal Fund - Invests in U.S. government obligations.

            Vanguard Wellesley Income Fund - Invests in fixed income securities and common stocks.

            Vanguard Windsor Fund - Invests in common stocks.

            Vanguard International Growth Fund - Invests in common stock of companies based outside the United States.

            Vanguard U.S. Growth Fund - Invests in common stocks.

            Vanguard Intermediate-Term Corporate Fund - Invests primarily in investment grade corporate bonds.

            Vanguard Small-Cap Index Fund - Invests primarily in common stocks in the Russell 2000 Index.

            Vanguard LifeStrategy Conservative Growth Fund - Invests in common stock, bonds, and short-term reserves.

            Vanguard LifeStrategy Moderate Growth Fund - Invests in common stocks and bonds.

            Vanguard LifeStrategy Growth Fund - Invests in common stocks and bonds.

            SAIC Exchangeable Stock Fund - Invests primarily in SAIC Class A Common Stock and is participant directed to the extent that participant contributions were used to purchase SAIC stock.

            SAIC Non-Exchangeable Stock Fund - This fund is a non-participant directed fund created to invest the Company's matching contributions primarily in SAIC Class A Common Stock.

            The SAIC Stock Purchase Fund - This fund is a temporary holding fund designed to hold participant and Company contributions until the following SAIC common stock quarterly trade date. Pending the quarterly trade, the contributions are invested in the Vanguard Prime Money Market Fund.

        Participants may transfer their funds among investment options and change their future contribution allocations at any time under rules prescribed by the Committee.

        During 1999, the Company enacted a provision of the Plan requiring participants who have separated from service with SAIC to transfer their balances in the SAIC Stock Funds to one or more of the Vanguard funds offered by the Plan. If no election is made, the SAIC Stock Fund investments will transfer automatically to the Vanguard Prime Money Market Fund. The first mandatory divestiture will occur on April 28, 2000. A final determination of the value of the mandatory divestiture cannot be completed at this time, however, the Company estimates that SAIC Stock Fund balances held by former employees to be exchanged on April 28, 2000 is approximately $240 million.

        PARTICIPANT ACCOUNTS - Each participant's account is credited with participant deferrals and Company contributions in accordance with provisions of the Plan. A participant is entitled to the benefit that can be provided from the participant's vested account balance.

        VESTING - A participant's interest in the employee deferral portion of the participant's account is 100% vested at all times. A participant's interest in Company contributions is 100% vested if the participant was hired prior to January 1, 1995. If the participant was hired on or after January 1, 1995, the participant's interest in Company contributions vests at a rate of 25% per year in years three through six, becoming fully vested after six years of service, as defined. Participants are deemed fully vested upon reaching age 59 1/2, permanent disability or death. Forfeitures, arising from participants withdrawing from the Plan prior to achieving 100% vesting are used to reduce the cost of the Company's matching contribution. Plan forfeitures of $596,000 and $550,000 were used to reduce Company matching contributions in 1999 and 1998, respectively.

        PARTICIPANT LOANS - Participants may borrow up to 50% of their vested account balance, up to a maximum of $50,000, excluding amounts invested in the SAIC Stock Fund. The maximum loan term is generally five years. The loans are secured by the balance in the participant's account and bear interest at a reasonable rate. Principal and interest are paid ratably through biweekly payroll deductions.

        DISTRIBUTIONS TO PARTICIPANTS - Participants receive their vested account balance in a single lump sum payment in cash following their termination of employment with the Company, retirement date, permanent disability or in the event of death. A participant may make withdrawals from the Plan prior to attaining age 59-1/2 only if the Company determines that the participant is incurring financial hardship. After attaining age 59-1/2, a participant may make withdrawals even if still employed by the Company.

        TAX STATUS - The Company received its latest determination letter from the Internal Revenue Service dated February 3, 1997, indicating the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. The Plan has been amended since receiving the determination letter. The Plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Internal Revenue Code and is qualified and the related trust is tax-exempt.

        TERMINATION OF THE PLAN - Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions and to terminate the Plan at any time subject to the provisions of ERISA. Upon termination of the Plan, the participants become 100% vested in their accounts.

2.      SIGNIFICANT ACCOUNTING POLICIES

        BASIS OF ACCOUNTING - The Plan's financial statements are prepared on the accrual basis of accounting. Investment transactions are accounted for on the trade date. Dividend income is recorded on the ex-dividend date.

        INVESTMENT VALUATION - Investments, except for SAIC Common Stock and participant loans, are carried at fair value based on quoted market prices. A general public market for the Company's Common Stock does not exist; therefore, the fair market value of the Common Stock is determined pursuant to a stock price formula and valuation process which includes an appraisal prepared by an independent appraisal firm. Periodic determinations of fair market value of the Common Stock are made by the Board of Directors, with the assistance of the independent appraisal firm. The Board of Directors reserves the right to alter the formula. On August 31, 1999, the Company effected a four-for-one stock split payable in the form of a stock dividend. All share and per share information for SAIC Class A common stock has been retroactively restated in these financial statements to reflect this split.

        The gains or losses realized on distributions of investments and the unrealized appreciation or depreciation are calculated as the difference between the current fair market value and the fair market value of the investments at the beginning of the year, or purchase price if purchased during the year. As of December 31, 1999 and 1998, the fair market value of the Company's Class A Common Stock was $19.99 and $14.72 per share and the Plan held approximately 36,476,000 and 34,801,000 shares, respectively.

        It is the policy of the Committee to keep the SAIC Stock Fund invested primarily in Common Stock, except for estimated reserves for use in distributions and investment exchanges by participants. Such reserves are held in short-term investments. If reserves in the SAIC Stock Fund are less than the amount required at any given time to make requested distributions and investment changes, investment exchanges out of the SAIC Stock Fund by participants may have to be deferred.

        Participant loans are carried at the aggregate unpaid principal balance of loans outstanding which approximates fair value.

        BENEFITS PAYABLE - Benefit payments to participants are recorded upon distribution. Benefits payable to participants are not reflected in the accompanying financial statements. As of December 31, 1999 and 1998, net assets available for Plan benefits included $14,915,000 and $6,345,000, respectively, for participants who have elected to withdraw from the Plan but have not yet been paid.

        ACCOUNTING ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires Plan management to make estimates and assumptions that affect the reported amounts of assets at the date of the financial statements and the reported amounts of additions and deductions during the reporting period. Actual results may differ from those estimates.

        RECLASSIFICATIONS - Certain amounts in the 1998 financial statements have been reclassified to conform to the 1999 presentation.

3.      INVESTMENT INFORMATION

        The Plan's investments are held in a trust fund. The fair value of the investments representing 5% or more of the Plan's assets at December 31, 1999 and 1998 are separately identified below.

                                          1999                 1998
Mutual funds:
  Vanguard 500 Index Trust           $  192,429,000       $  126,895,000
  Vanguard Windsor Fund                 123,837,000          116,900,000
  Vanguard U.S. Growth Fund             100,968,000           58,519,000
  Vanguard Prime Money Market Fund       72,106,000           42,611,000
  Other                                 174,737,000          143,944,000
                                     --------------       --------------
Total mutual funds                      664,077,000          488,869,000
                                     --------------       --------------
SAIC Common Stock                       729,147,000          512,183,000
Participant loans                        28,353,000           24,581,000
                                     --------------       --------------
Total investments                    $1,421,577,000       $1,025,633,000
                                     ==============       ==============

During the years ended December 31, 1999 and 1998, the Plan's investments
(including investments bought, sold, and held during the year) appreciated in value by $223,674,000 and $229,738,000, respectively, as follows:


Mutual funds                         $   38,359,000       $   35,349,000
SAIC Common Stock                       185,315,000          194,389,000
                                     --------------       --------------
Net appreciation in fair value       $  223,674,000       $  229,738,000
                                     ==============       ==============

4.      NON-PARTICIPANT DIRECTED INVESTMENTS

        Information about the net assets and the significant components of changes in net assets relating to the SAIC Non-Exchangeable Stock Fund, a non-participant directed investment, is as follows:


                                                                    DECEMBER 31,
                                                        ----------------------------------
                                                             1999                 1998
Investments, at fair value:
  SAIC common shares in the SAIC Non-Exchangeable
    Stock Fund                                          $ 210,973,000        $ 146,449,000

                                                                   Year Ended
                                                                   December 31,
                                                        ----------------------------------
                                                             1999                 1998

Net appreciation of investments                         $  52,988,000        $  56,607,000
Employer contributions                                     19,068,000           15,937,000
Distributions to participants                              (7,532,000)          (4,945,000)
                                                        -------------        -------------
                                                        $  64,524,000        $  67,599,000
                                                        =============        =============

5.      NET TRANSFERS FROM OTHER PLANS

        During 1999, the Company acquired several entities administering separate defined contribution plans. The plan assets of the active employees acquired by the Company were transferred to the Plan at various times during the year. The Company also divested an entity during 1999 and the Plan assets associated with the active employees in the new organization were transferred to the new plan.


                                   * * * * * *

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CASH OR DEFERRED ARRANGEMENT

SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES AT END OF YEAR
DECEMBER 31, 1999
--------------------------------------------------------------------------------

                                                                                                 FAIR
                             DESCRIPTION                                     COST                VALUE
* SAIC Class A Common Stock                                            $  543,833,000       $  729,147,000

  MUTUAL FUNDS

* Vanguard GNMA Fund                                                       24,681,000           23,909,000
* Vanguard 500 Index Fund                                                 119,407,000          192,429,000
* Vanguard Prime Money Market Fund                                         72,106,000           72,106,000
* Vanguard Short-Term Federal Fund                                         17,823,000           17,413,000
* Vanguard Wellesley Income Fund                                           39,843,000           36,508,000
* Vanguard Windsor Fund                                                   127,415,000          123,837,000
* Vanguard International Growth Fund                                       31,105,000           41,570,000
* Vanguard U.S. Growth Fund                                                77,094,000          100,968,000
* Vanguard Intermediate-Term Corporate Fund                                 3,921,000            3,695,000
* Vanguard Small-Cap Index Fund                                             5,413,000            5,700,000
* Vanguard LifeStrategy Conservative Growth Fund                            6,515,000            6,986,000
* Vanguard LifeStrategy Moderate Growth Fund                               13,444,000           15,306,000
* Vanguard LifeStrategy Growth Fund                                        19,672,000           23,650,000
                                                                       --------------       --------------
    Total Mutual Funds                                                    558,439,000          664,077,000
                                                                       --------------       --------------
  Participant Loans (interest rates from 6% to 10.5%; maturities
    from January 2000 through November 2024)                               28,353,000           28,353,000
                                                                       --------------       --------------
  TOTAL INVESTMENTS                                                    $1,130,625,000       $1,421,577,000
                                                                       ==============       ==============

* Party-in-interest